Exhibit 16(a)

POWER OF ATTORNEY

The undersigned Bill King and Denise Lewis, each an officer of the Cavanal Hill Moderate Duration Fund and Cavanal Hill Limited Duration Fund, and William H. Wilson Jr, Jennifer Wheeler, and Scott Grauer, each a trustee of each of the Cavanal Hill Moderate Duration Fund and Cavanal Hill Limited Duration Fund, hereby authorize Jacob Calvani and Amy Newsome, or either of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-14, filed for Cavanal Hill Funds and the Cavanal Hill Moderate Duration Fund and the Cavanal Hill Limited Duration Fund, each a series of Cavanal Hill Funds, or any amendment thereto (including any pre-effective or post-effective amendments) for or on behalf of Cavanal Hill Funds or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title	Date

/s/ Bill King	President, Chief Executive Officer	June 5, 2024
Bill King

/s/ Denise Lewis	Treasurer, Principal Financial Officer, Principal Accounting Officer	June 5, 2024
Denise Lewis

/s/ William H. Wilson Jr.	Trustee	June 5, 2024
William H. Wilson Jr.

/s/ Jennifer Wheeler	Trustee	June 5, 2024
Jennifer Wheeler

/s/ Scott Grauer	Trustee	June 5, 2024
Scott Grauer